                                                          EXHIBIT 11
                                                         (Unaudited)

                  U.S. HOME CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF INCOME PER COMMON SHARE
               (Dollars in Thousands, Except Per Share Data)


                                  Three Months Ended        Six Months Ended
                                      June 30,                    June 30,
                                ----------------------  ----------------------
                                  1995         1994        1995        1994
                                ----------  ----------  ----------  ----------
Income Per Common And Common
  Equivalent Share -

Net income                      $    7,814  $    7,172  $   15,594  $   14,233
                                ==========  ==========  ==========  ==========

Weighted average common
  shares outstanding            11,595,298  11,373,960  11,588,003  11,359,210

Effect of assumed exercise
  of dilutive stock options
  and warrants                      21,117        -         15,859     209,179
                                ----------  ----------  ----------  ----------

Total common and common
  equivalent shares             11,616,415  11,373,960  11,603,862  11,568,389
                                ==========  ==========  ==========  ==========

Income per common and common
  equivalent share              $      .67  $      .63  $     1.37  $     1.23
                                ==========  ==========  ==========  ==========



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                                  Three Months Ended        Six Months Ended
                                      June 30,                    June 30,
                                ----------------------  ----------------------
                                  1995         1994        1995        1994
                                ----------  ----------  ----------  ----------
Income Per Common Share,
  Assuming Full Dilution -

Net income                      $    7,814  $    7,172  $   15,954  $   14,233

Add interest applicable to
  4.875% convertible
  subordinated debentures,
  net of income tax effect             480         260         961         520
                                ----------  ----------  ----------  ----------

Income per common share,
  assuming full dilution        $    8,294  $    7,432  $   16,915  $   14,753
                                ==========  ==========  ==========  ==========

Total common and common
  equivalent shares             11,616,415  11,373,960  11,603,862  11,568,389

Assumed  additional  common
  shares from  exercise of
  dilutive stock options and
  warrants resulting from use
  of market price of common
  stock at end of period           259,327         -       264,689        -

Assumed conversion of 4.875%
  convertible subordinated
  debentures at $35.50 per
  share at date of issuance      2,253,521   2,253,521   2,253,521   2,253,521
                                ----------  ----------  ----------  ----------

Total common shares,
  assuming full dilution        14,129,263  13,627,481  14,122,072  13,821,910
                                ==========  ==========  ==========  ==========

Income per common share,
  assuming full dilution        $      .59  $      .55  $     1.20  $     1.07
                                ==========  ==========  ==========  ==========


Note: See Note 6 of Notes to Consolidated Condensed Financial Statements.